Filed Pursuant to Rule 424(b)(3)

Registration No. 333-224793

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 17, 2018)

2,841,768 Units of Stapled Securities

representing

2,841,768 Ordinary Shares and

$490,517,574.48 original issuance amount of

1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030

655,094 Ordinary Shares

Vantage Drilling International

Stapled Securities and Ordinary Shares

This is supplement no. 15 to the prospectus dated May 17, 2018 that relates to the offer and resale of up to (a) an aggregate of 2,841,768 units of stapled securities (the “Stapled Securities”) (including the ordinary shares of Vantage Drilling International (the “Ordinary Shares” or “New Shares”) (i) forming a part thereof that may become separated therefrom as described in the prospectus and (ii) that are issuable upon the conversion of the Notes (as defined below) forming a part thereof) and (b) an aggregate of 655,094 Ordinary Shares that are not part of any Stapled Securities, of Vantage Drilling International by the selling holders identified in the prospectus. As of February 10, 2016, the original issuance date thereof, each Stapled Security initially represented one Ordinary Share and an original issuance amount of $172.61 principal amount of 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Notes” or “Convertible Notes”), in each case subject to adjustment as further described in the prospectus. Interest on the Notes accrues at a rate of 1% per year from February 10, 2016, the issue date of the Notes, through, but not including, the fourth anniversary of February 10, 2016. From and after the fourth anniversary of February 10, 2016 and through the maturity date of the Notes, interest will accrue at a rate of 12% per year. Interest on the Notes is payable in kind, semi-annually (in arrears) on June 30 and December 31 of each year by increasing the outstanding principal amount of the Notes. The Notes are mandatorily convertible, in whole or in part, into Ordinary Shares upon the occurrence of certain events enumerated in the indenture governing the Notes, as further described in the prospectus. Accordingly, the Notes, or portions thereof, may be converted into Ordinary Shares without the consent of the holder thereof in certain circumstances, as further described in the prospectus. We are not selling any Stapled Securities or Ordinary Shares under this prospectus. We will not receive any proceeds from the sale of Stapled Securities or Ordinary Shares being offered by the selling holders.

The selling holders may offer Stapled Securities and Ordinary Shares from time to time, if and to the extent as they may determine, through public or private transactions or through other means described under “Plan of Distribution” in the prospectus at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The selling holders may sell Stapled Securities or Ordinary Shares through agents they select or through underwriters and dealers they select. The selling holders also may sell Stapled Securities or Ordinary Shares directly to investors. If the selling holders use agents, underwriters or dealers to sell the Stapled Securities or Ordinary Shares, we will name such agents, underwriters or dealers and describe any applicable commissions or discounts in a supplement to this prospectus if required.

Our Stapled Securities are quoted on the Over-The-Counter Bulletin Board (the “OTCBB”) and on the Over the Counter Pink Market (“OTC Pink”) under the symbol “VTGGF.” The last reported sale price per Stapled Security as quoted on the OTC Pink was $265.00, on March 4, 2019. Our Ordinary Shares are not listed on any national securities exchange and no public market currently exists for our Ordinary Shares.

Recent Developments

We have attached to this prospectus supplement the Form 8-K of the Company filed on March 11, 2019. The attached information updates and supplements, and should be read together with, the Company’s prospectus dated May 17, 2018, as supplemented from time to time.

Investing in our Stapled Securities and Ordinary Shares involves risks. See the section entitled “Risk Factors” in the prospectus and in our annual report on Form 10-K for the year ended December 31, 2017, as amended by our annual report on Form 10-K/A for the year ended December 31, 2017 (as so amended, the “Annual Report”), and our subsequent filings with the Securities and Exchange Commission, which are incorporated by reference therein, for a discussion of certain risks that you should consider before buying our Stapled Securities or Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 11, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 6, 2019

Vantage Drilling International

(Exact name of registrant as specified in its charter)

Cayman Islands	333-217678	98-1372204
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Vantage Energy Services, Inc.

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address of principal executive offices) (Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2019, the board of directors (the “Board”) of Vantage Drilling International (the “Company”), at a duly convened meeting thereof, approved an increase to the number of directors currently serving on the Board from seven to eight. Further, at such meeting, the Board exercised its authority pursuant to the Company’s memorandum and articles of association, and elected Mr. Stephen Lehner to fill the vacancy resulting from said increase, effectively immediately, to hold office until the next annual general meeting of shareholders of the Company or until his successor, if any, is duly elected and qualified.

Mr. Lehner is Managing Director and Portfolio Manager, Energy, Power, and Commodities at Anchorage Capital Group, L.L.C. (“Anchorage”), which he joined in April 2013. At Anchorage, Mr. Lehner is responsible for leading the research process across the Energy, Power, and Commodities sectors, as well as managing individuals within each sector. Prior to joining Anchorage, he worked at Mount Kellett where he served as Managing Director and Co-Head of the New York Investment Team. Prior to joining Mount Kellett, Mr. Lehner worked for Morgan Stanley in New York as a Managing Director. He also held a Vice President position with Heller Financial in Maryland. Mr. Lehner received an M.B.A. from the University of Maryland, where he graduated magna cum laude with a concentration in Finance, and a B.B.A. from Loyola College in Maryland, and he holds the Chartered Financial Analyst designation.

Mr. Lehner does not have any family relationships with any of the Company’s directors or executive officers, and he is not a party to any transactions listed in Item 404(a) of Regulation S-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2019

VANTAGE DRILLING INTERNATIONAL

/s/ Douglas E. Stewart
Douglas E. Stewart
Vice President, General Counsel and Corporate Secretary

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